UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2008

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	000-51520	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2008 AMERISAFE, Inc. (the “Company”) adopted the AMERISAFE, Inc. 2008 Management Annual Incentive Plan (the “Plan”) setting out the terms upon which annual incentive bonuses will be awarded to selected managers for performance in 2008 and subsequent years. The Plan, to be administered by the Compensation Committee of the Board of Directors (the “Board”), permits annual incentive bonus awards to be conditioned upon achievement of predetermined operational and strategic performance goals. A manager receiving an award under the Plan must be employed by the Company on the last day of the performance period for which the award is made, provided the Compensation Committee will authorize payment of a prorated amount based on service for a portion of the performance period if employment terminates due to death, disability or retirement. A prorated portion of the target incentive bonus payout for a performance period will also be paid if a change in control of AMERISAFE, Inc. occurs during the performance period. Performance goals may be equitably adjusted by the Compensation Committee during the applicable performance period to reflect extraordinary or unusual circumstances. The foregoing summary information is qualified in its entirety by reference to the terms of the Plan, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 26, 2008 the Board approved amendments to the AMERISAFE, Inc. Bylaws to permit the issuance of shares of the company’s stock in uncertificated electronic form. The amended and restated sections of the AMERISAFE, Inc. Bylaws are filed herewith as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	AMERISAFE, Inc. 2008 Management Annual Incentive Compensation Plan
10.2	AMERISAFE, Inc. Bylaw amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Todd Walker
Todd Walker, Executive Vice President,
General Counsel and Secretary

Date: February 29, 2008

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